Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of KE Holdings Inc. of our report dated April 24, 2020, except for the effects of the composition of reportable segments as described in Note 25, as to which the date is June 12, 2020, and the effects of the share subdivision as described in Note 1, as to which the date is July 24, 2020, relating to the financial statements, which appears in KE Holdings Inc.’s Registration Statement on Form F-1 (File No. 333-250116).

/s/ PricewaterhouseCoopers Zhong Tian LLP
Beijing, the People’s Republic of China
March 15, 2021